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                                                                   Exhibit 10.14

[ServiceWare Inc. Letterhead]


January 18, 2000

Mark S. Finkel
182 Hillside Avenue
Englewood, New Jersey 07631

Dear Mark:

I am pleased to extend to you an offer of employment with ServiceWare as Chief Financial Officer reporting to Mark Tapling. The entire team has been impressed with your abilities, your experience and your personal qualities and feel you will be a key contributor to our success and growth in the coming years.

You will receive a monthly salary of $12,500 (equivalent to an annualized salary of $150,000 per year) commencing January 31, 2000. In addition to your monthly salary, you also qualify for bonuses under the 2000 senior management incentive compensation plan, which is currently targeted at $50,000. This bonus will based on performance to the financial plan for the company as well as your individual MBOs.

You will also be granted options to purchase 300,000 shares of ServiceWare common stock at a fair market value as of January 18, 2000. This granting of options is subject to approval by the Company's board of directors who will also establish the exercise price at the January 19, 2000 board meeting. Pending approval, they will be immediately exercisable, subject to repurchase at the exercise price as follows:

     - The entire 300,000 shares shall be re-purchasable if you leave your position for any reason within the first calendar year of your employment, other than if you are involuntary terminated after the effective date of an IPO, as identified in the next paragraph.

     - 200,000 shares shall be re-purchaseable if either you leave your position for any reason within 12 months to 18 months of your employment or if you are involuntarily terminated after the effective date of an initial public offering of ServiceWare stock.

     - 100,000 shares shall be re-purchaseable if you leave your position for any reason within 18 months to 24 months of your employment.

     - 66,666 shares shall be re-purchasable if you leave your position for any reason within 24 months to 36 months of your employment.

     - 33,333 shares shall be re-purchasable if you leave your position for any reason within 36 months to 48 months of your employment.

     - No shares shall be re-purchasable if you maintain your employment for 48 months.

In addition, the shares eligible for re-purchase shall be reduced by 50% of the amounts listed above on any change of control, as defined in the ServiceWare Amended and Restated Stock Option Plan, where ServiceWare is not the controlling entity. Also, if within 12 months of a change of control, your responsibilities change significantly or your employment is terminated without cause, no shares shall be eligible for re-purchase. All repurchase rights shall lapse 30 days after any triggering event described above. In the event that you decide to exercise your options and obtain restricted shares, you may wish to make an "83(b) election" under the Internal Revenue Code to recognize the difference (if any) between the exercise price and the then-current value of the shares as taxable income, in order to "close" the compensation element of the grant and secure capital gains treatment for future increases in the value of
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the shares. This election would need to be made within 30 days of the date on which the shares are purchased by you. If you require any assistance in making this election, please let me know.

In order to help you with exercising the option granted above, ServiceWare shall grant you upon request a full recourse loan for the entire stock purchase amount. The loan shall have a term of 3 years or prorated on the sale of the associated securities, whichever is sooner. The loan will also bear interest at the "applicable federal rate", as printed in the Wall Street Journal on the date of execution of the loan agreement. Documents detailing this loan shall be provided to you as soon as feasible following your request.

Should your employment be involuntarily terminated without cause at any time, you will receive six months' severance pay and benefits to be paid on the normal payroll cycles.

Mark, we also acknowledge that you have existing outside interests that will require a little time for transition. We would expect that all such activity which would materially interfere with your carrying out your full time duties as Chief Financial Officer of the Company shall be terminated no later than March 31, 2000. We acknowledge that you will maintain participation on the board of directors of non-competitive companies, so long as they do not materially interfere with your duties, as described above.

You are also eligible for all ServiceWare full-time employees benefits which currently include medical, dental, and vision coverage. ServiceWare currently pays 100% of your personal coverage; partial additional costs will be paid to cover any dependents. Other benefits currently include a highly flexible personal time policy which will be discussed during your orientation, paid holidays, life, short, and long-term disability insurance, and others. Because these benefits are subject to change from time to time, I recommend that you review our online employee handbook and discuss questions further with Matt Rodgers in our Human Resource department.

As a condition of employment, you will also be asked to sign ServiceWare's Employee Handbook and Confidentiality and Non-Compete Agreement, copies of which will be provided to you shortly.

Mark, I trust this offer is acceptable to you. If it is, please sign this letter and return it to me.

We're looking forward to you joining the team at ServiceWare!



WELCOME ABOARD!

Sincerely,

/s/ Rajiv Enand

Rajiv Enand
CEO
ServiceWare, Inc.




/s/ Mark Finkel                           1/18/00
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(Mark Finkel)                             (Date)